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                               AdNet Strategies
                           Representation Agreement
                           ------------------------

THIS REPRESENTATION AGREEMENT (the "Agreement") is made as of September 12, 1997 by John Bohan & Associates, L.L.C. (d.b.a. AdNet Strategies) with their principal place of business located at 5959 West Century Blvd., Suite 756, Los Angeles, CA 90045 and N2K, Inc. (N2K) with their principal place of business located at 55 Broad St., 10/th/ Floor, New York, NY 10004.

N2K and AdNet agree to the following:

1. Engagement of Services

a. AdNet will provide advertising sales representation and consultation for N2K's websites located on the World Wide Web at
   http://www.jazzcentralstation.com, http://www.classicalinsites.com,
   ---------------------------------  -------------------------------
   http://www.rocktropolis.com, http://www.musicblvd.com.
   ---------------------------  ------------------------

b. AdNet will update N2K on the progress and demand of the Internet advertising marketplace, while N2K will update AdNet on new opportunities with its site.

c. AdNet will inform N2K of tracking statistics required by Internet advertisers.

d. AdNet will represent N2K on an exclusive basis for the client list specified in Attachment A. All correspondence with these clients and agencies is the sole responsibility of AdNet. N2K will provide written approval for any additions to this list.

2. N2K Support

a. By the tenth calender day of each month, N2K will provide AdNet with a tracking report that lists total number of page views and estimated visitors.

b. By the end of each business Monday, N2K will provide AdNet with a tracking report to AdNet that lists daily banner impressions and click throughs (by banner) for each of AdNet's active advertisers that ran in the prior week.

3. Term and Termination

a. The Term of this Agreement shall be from the effective date until March 31, 1998, unless terminated in accordance with the terms hereof. In the event that the parties fail to create a new contract prior to March 31, 1998, this agreement shall automatically be renewed on April 1, 1998, for a successive 12 months.

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b.   Either party can terminate this Agreement on sixty (60) days written notice.

c. For the three months after the date of termination, AdNet will continue to call on all the clients that it has previously booked for N2K during the term of this agreement. AdNet shall continue to receive commissions for all accounts booked during this period, as outlined in section 7.

4.   Account Booking

a. Once AdNet books an account, it will fax N2K a copy of the insertion order as well as any pertinent schedule details not listed on the insertion order such as production contact information, banner advertising placement, and URL link.

6.   Expenses

a. AdNet will be solely responsible for all its expenses, including telephone and fax, costs, travel, and those expenses related to client entertainment.

7.   Compensation

a. For the term of this contract AdNet will be paid thirty percent (30%) for all advertising revenue that it books for N2K.

8.   Invoicing and Payment

a. AdNet will invoice and collect all advertising schedules that AdNet books for N2K.

b. By the 10/th/ of each month AdNet will mail N2K a commission check for seventy percent (70%) of all N2K revenue that AdNet received during the prior month.

c. While both parties will endeavor to collect all past due bills, neither party is responsible for any bad debt incurred from the clients.

d. AdNet agrees to state explicitly in any contract between it and an advertiser, with respect to advertising it books on behalf of N2K, that N2K is a beneficiary of said contract.

9.   Confidential Information

a. AdNet agrees during the term of this Agreement and thereafter to take all steps reasonably necessary to hold in trust and confidence information which they know or have reason to know is considered confidential by N2K.

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b.   N2K agrees during the term of this Agreement and thereafter to take all steps reasonably necessary to hold in trust and confidence information which they know or have reason to know is considered confidential by AdNet.


10.  Arbitration

a. In the event of any dispute or claim arising out of our relationship or the termination thereof, Adnet Strategies and N2K agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in New York, New York to have such disputes tried by a court or jury.


11.  General

a.   Governing Law.  This Agreement will be governed by and construed in
     -------------
     accordance with the laws of the United States and the State of New York.

b.   Legal Fees.  If any action at law or in equity is necessary to enforce or
     ----------
     interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

c.   Independent Contractor.  N2K and AdNet acknowledge and agree that AdNet is
     ----------------------
     an independent contractor to N2K and not an employee, agent, or joint venture of N2K. AdNet is an independent contractor and is solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, Workers' Compensation Insurance.

d.   Professional Standards.  The performance of AdNet and N2K under this
     ----------------------
     Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry.

e.   AdNet Indemnity.  AdNet will indemnify and hold N2K harmless, and will
     ---------------
     defend N2K against any and all loss, liability, damage, claims, demands, or suits and related costs and expenses to persons or property that arise, directly or indirectly, from acts or omissions of AdNet, or breach any term or condition of this Agreement.

f.   N2K Indemnity.  N2K will indemnify and hold AdNet harmless, and will defend
     -------------
     AdNet against any and all loss, liability, damage, claims, demands, or suits and related costs and expenses to persons or property that arise, directly or indirectly, from acts or omissions of N2K, or breach any term or condition of this Agreement.

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g.   Entire Agreement. This Agreement constitutes the entire understanding
     ----------------
     between the parties, and supersedes all prior negotiations or understandings between the parties concerning the subject matter contained in this Agreement.

JOHN BOHAN & ASSOCIATES, L.L.C.:               THE N2K GROUP, INC.


By: /s/ John C. Bohan                          By: /s/ Deborah Newman
    ------------------------                       --------------------------
John C. Bohan                                  Deborah Newman
President                                      Vice President, Marketing
                                               Advertising & Sales


Date: 10/7/97                                  Date: 10/10/97
     ----------------------                         -------------------------

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